EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS Prices $15 MILLION Public Offering of Common Stock AND WARRANTS

Buffalo, NY – October 19, 2012 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) announced today that it has priced an underwritten public offering of 7,500,000 units at a price to the public of $2.00 per unit, resulting in gross proceeds of $15.0 million. Each unit consists of one share of common stock and one warrant to purchase 0.5 shares of common stock at an exercise price of $3.00 per whole share.

The offering is expected to close on or about October 24, 2012, subject to satisfaction of customary closing conditions. Cleveland BioLabs has granted the underwriters a thirty (30) day option to purchase up to 1,125,000 additional shares and/or additional warrants to purchase up to 562,500 shares to cover over-allotments, if any.

Oppenheimer & Co. Inc. is acting as the sole bookrunner for the proposed offering and Cantor Fitzgerald & Co. and Ladenburg Thalmann & Co. Inc. are acting as co-managers. Burrill Merchant Banking acted as the financial advisor in connection with the offering.

The securities described above are being offered by Cleveland BioLabs pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

A preliminary prospectus supplement related to the offering was filed with the SEC on October 18, 2012. A final prospectus supplement relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at 212-667-8563, or by email at EquityProspectus@opco.com. Before investing in the offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about the Company and the offering.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The Company’s lead compound is being developed as both a radiation countermeasure and a cancer treatment. The Company has two operating subsidiaries, Incuron, LLC, and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children’s Cancer Institute Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company’s need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company’s R&D grants and contracts and its ability to win additional funding under such grants and contracts; the Company’s failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s inability to obtain regulatory approval in a timely manner or at all; the Company’s collaborative relationships and the financial risks related thereto; the Company’s ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company’s ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Director Investor Relations & Communications

Cleveland BioLabs, Inc.

T: (646) 284-9439

E: rlevine@cbiolabs.com